Exhibit 99.2

Contact Information:

Todd A. Adams

Senior Vice President & Chief Financial Officer

414-643-3000

RBS GLOBAL, INC., REXNORD LLC AND REXNORD HOLDINGS, INC.

ANNOUNCE PRIVATE EXCHANGE OFFERS

FOR CERTAIN OF THEIR DEBT SECURITIES

MILWAUKEE, Wis. – March 25, 2009 –RBS Global, Inc. and Rexnord LLC (together with RBS Global, Inc., the “Issuers”) and their parent, Rexnord Holdings, Inc. (“Rexnord Holdings”), announced today that they are commencing private exchange offers (the “Exchange Offers”) to exchange (a) the Issuers’ new 9.50% Senior Notes due 2014 (the “New Senior Notes”) for any and all of the Issuers’ 8.875% Senior Notes due 2016 (CUSIP/ISIN 75524DAG5 / US75524DAG51) (the “Old 2016 Notes”) and (b) the New Senior Notes for any and all of Rexnord Holdings’ PIK Toggle Senior Notes due 2013 (the “Old Holdco Notes” and, together with the Old 2016 Notes, the “Old Notes”) (CUSIP/ISIN 76168TAB0 / US76168TAB08 and CUSIP/ISIN G4410SAA5 / USG4410SAA53).

The New Senior Notes will have substantively the same terms as the Issuers’ existing senior notes due 2014, but will not be fungible with or exchangeable for such notes. The purpose of the Exchange Offers is to reduce the outstanding principal amount of debt of the Issuers and Rexnord Holdings and to manage the Issuers’ outstanding indebtedness. The terms of the Exchange Offers are described more fully in the confidential offering memorandum (the “Offering Memorandum”) that was prepared in connection with the Exchange Offers.

Holders who validly tender their Old Notes on or prior to 5:00 p.m., New York City time, on April 3, 2009 (the “Early Tender Date”) and whose Old Notes are accepted by the Issuers in the Exchange Offers will receive an early participation consideration of $25.00 in principal amount of New Senior Notes per $1,000 principal amount of Old 2016 Notes, and $37.50 in principal amount of New Senior Notes per $1,000 principal amount of Old Holdco Notes.

The Exchange Offers are not conditioned on a minimum principal amount of Old Notes being tendered or the issuance of a minimum principal amount of New Senior Notes. However, the Exchange Offers are subject to certain other conditions. In addition, the Issuers and Rexnord Holdings have the right to amend, terminate or withdraw any of the Exchange Offers, at any time and for any reason, including if any of the conditions to the Exchange Offers are not satisfied.

Each of the Exchange Offers will expire at midnight, New York City time, on April 21, 2009, unless terminated or withdrawn earlier, or unless any of them is extended (such time and date, as the same may be extended, the “Expiration Date”).

Tenders may be withdrawn prior to 5:00 p.m., New York City time, on April 3, 2009, but not thereafter, unless such deadline is extended by the Issuers and Rexnord Holdings (such time and date, as the same may be extended, the “Withdrawal Deadline”).

The New Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Exchange Offers are being made only to qualified institutional buyers and accredited investors and outside the United States to persons other than U.S. persons. The Exchange Offers are made only by, and pursuant to, the terms set forth in the Offering Memorandum, and the information in this press release is qualified by reference to the Offering Memorandum and the accompanying letter of transmittal.

Documents relating to the Exchange Offers, including the Offering Memorandum, will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Exchange Offers. Noteholders who desire a copy of the eligibility letter should contact D.F. King & Co., Inc., the information agent and exchange agent for the Exchange Offers, at (800) 431-9645 (Toll-Free) or (212) 269-5550 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 6,300 employees worldwide. Rexnord’s power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, special components and industrial chain, and conveying equipment. Rexnord’s water management products include professional grade specification plumbing, water treatment and waste water control products. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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